                                                                  EXHIBIT 23.02

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Adelphia Communications Corporation on Form S-4 of our report dated June 11, 1997 and our report dated March 26, 1997 on our audits of the financial statements of Adelphia Communications Corporation and subsidiaries and of Olympus Communications, L.P. and subsidiaries, respectively, appearing in and incorporated by reference in the Annual Report on Form 10-K of Adelphia Communications Corporation for the year ended March 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Pittsburgh, Pennsylvania
October 27, 1997